Exhibit 5.1

DLA Piper LLP (US) One Liberty Place 1650 Market Street, Suite 5000 Philadelphia, Pennsylvania 19103 www.dlapiper.com

May 5, 2023

180 Life Sciences Corp.
3000 El Camino Real, Bldg. 4, Suite 200
Palo Alto, CA 94306

Re:	180 Life Sciences Corp. Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion in our capacity as counsel to 180 Life Sciences Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 and the related prospectus (collectively, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale of up to 4,448,713 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) to be offered for resale by a selling stockholder of the Company, including: (i) 306,604 shares of Common Stock issuable upon the exercise of the July Common Warrants; (ii) 2,571,429 shares of Common Stock issuable upon the exercise of the December Common Warrants; and (iii) 1,570,680 shares of Common Stock issuable upon the exercise of the April Common Warrants (together with the July Common Warrants and the December Common Warrants, the “Warrants”) acquired by the selling stockholder, in each case, pursuant to securities purchase agreements between us and the selling stockholder. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Registration Statement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below, including, without limitation, the Registration Statement, the Certificate of Incorporation and Bylaws of the Company (each as amended and restated to date), the form of the July Common Warrants, the December Common Warrants and the April Common Warrants, the July 2022 SPA, the December 2022 SPA, the April 2023 SPA and certain resolutions of the Company’s board of directors relating to the issuance of the Warrants. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent that we have deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that:

(i)	the shares of Common Stock issuable upon the exercise of the July Common Warrants have been duly authorized and, when issued in accordance with the terms and provisions of the July 2022 SPA and the July Common Warrants, including without limitation, the payment of the exercise price required thereunder, will be validly issued, fully paid and non-assessable;
(ii)	the shares of Common Stock issuable upon the exercise of the December Common Warrants have been duly authorized and, when issued in accordance with the terms and provisions of the December 2022 SPA and the December Common Warrants, including without limitation, the payment of the exercise price required thereunder, will be validly issued, fully paid and non-assessable; and
(iii)	the shares of Common Stock issuable upon the exercise of the April Common Warrants have been duly authorized and, when issued in accordance with the terms and provisions of the April 2023 SPA and the April Common Warrants, including without limitation, the payment of the exercise price required thereunder, will be validly issued, fully paid and non-assessable.

180 Life Sciences Corp.

May 5, 2023

With your consent, we have assumed (a) that the agreements and Warrants described above have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such agreements and Warrants constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the agreements and Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit, (vii) any state securities or blue sky laws, (viii) any laws except the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the Delaware General Corporation Law be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ DLA Piper LLP (US)